Exhibit 10.5

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 20th day of September, 2012, by and between MAINSTREAM ENTERTAINMENT, INC., ("Seller") with the address of 11637 Orpington St, Orlando, FL and, FIRST POWER & LIGHT, LLC, ("Purchaser") with the 200 Bar Harbor Dr., Ste 400, Conshohocken, PA 19429.

WHEREAS, the Seller is the record and beneficial owner and holder of 50,000,000 issued from the Treasury of the capital stock of Mainstream Entertainment, Inc, ("Corporation"), a Florida corporation; and

WHEREAS, the Purchaser desires to purchase said stock and the Seller desires to sell said stock, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Corporation's Stock aforementioned, it is hereby agreed as follows:

1. PURCHASE AND SALE: Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey, transfer, and deliver to the Purchaser certificates representing such shares of common stock, and the Purchaser shall purchase from the Seller the Corporation's shares of common stock in consideration of the purchase price set forth in this Agreement. The certificate representing the Corporation's Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion. The closing of the transaction contemplated by this Agreement ("Closing"), shall be held at 11637 Orpington St., or such other place, date and time as the parties hereto may otherwise mutually agree. Stock can be assigned.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration and method of payment thereof is 50,000,000 @ $.01 for a total of $50,000.00.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby warrants and represents:

(a) Organization and Standing. Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to carry on its business as it is now being conducted.

(b) Restrictions on Stock.

i.
The Seller is not a party to any agreement, written or oral, creating rights in respect to the Corporation's Stock in any third person or relating to the voting of the Corporation's Stock. The stock will be issued with a 144 Legend.

ii.	Seller is the lawful owner of the shares of common stock, free and clear of all security interests, liens, encumbrances, equities and other charges.

4. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER. Seller and Purchaser hereby represent and warrant that there has been no act or mission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated hereby.

5. GENERAL PROVISIONS

(a) Entire Agreement. This Agreement (including the exhibit hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Governing Law. This agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

/s/ Charles Camorata	9/20/12
Charles Camorata	Date

/s/ Malcolm Adler	9/30/12
Malcolm Adler	Date